Exhibit 10.1

FIFTH AMENDMENT TO CREDIT AGREEMENT

THIS AMENDMENT TO CREDIT AGREEMENT (this "Amendment") is entered into as of December 1, 2012, by and between RENTRAK CORPORATION, an Oregon corporation ("Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank").

RECITALS

WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of December 1, 2008, as amended from time to time ("Credit Agreement").

WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement shall be amended as follows:

1.    Section 1.1 (a) is hereby amended by deleting "December 1, 2013" as the last day on which Bank will make advances under the Line of Credit, and by substituting for said date "December 1, 2014," with such change to be effective upon the execution and delivery to Bank of a promissory note dated as of December 1, 2012 (which promissory note shall replace and be deemed the Line of Credit Note defined in and made pursuant to the Credit Agreement) and all other contracts, instruments and documents required by Bank to evidence such change.

2.    Section 1.2 (a) is hereby deleted in its entirety, and the following substituted therefor:

"(a)    Interest. The outstanding principal balance of each credit subject hereto shall bear interest at the rate of interest set forth in each promissory note or other instrument or document executed in connection therewith.”

3.    Section 1.2 (c) is hereby deleted in its entirety, and the following substituted therefor:

"(c)    Unused Commitment Fee. Borrower shall pay to Bank a fee equal to (a) ten hundredths percent (0.10%), for calendar quarter ending December 31, 2012 and (b) one fifth percent (0.20%), commencing calendar quarter ending March 31, 2013 and each calendar quarter thereafter, per annum (computed on the basis of a 360-day year, actual days elapsed) on the average daily unused amount of the Line of Credit, which fee shall be calculated on a quarterly basis by Bank and shall be due and payable by Borrower in arrears within thirty (30) days after each billing is sent by Bank.”

4.    Section 4.3 (c) shall be renumbered as 4.3 (d).

5.    The following is hereby added to the Credit Agreement as Section 4.3 (c):

"(c)    not later than 30 days after and as of the end of each fiscal quarter, an aged listing of accounts receivable;”

6.    Section 4.9 is hereby deleted in its entirety, and the following substituted therefor:

" SECTION 4.9.    FINANCIAL CONDITION. Maintain Borrower's financial condition as follows using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein):

(a)Total Liabilities divided by Tangible Net Worth not greater than 1.50 to 1.0 determined at each fiscal quarter end, with “Total Liabilities” defined as the aggregate of current liabilities and non-current liabilities less subordinated debt, and with “Tangible Net Worth” defined as the aggregate of total stockholders' equity plus subordinated debt less any intangible assets and less any loans or advances to, or investments in, any related entities or individuals.

(b)Net income after taxes not less than $1.00 (allowing for the add-back of non-cash stock based compensation in an aggregate amount no greater than $8,000,000.00) on an annual basis, determined as of each fiscal year end, commencing March 31, 2014 and each fiscal year thereafter.

(c)Net loss not greater than $3,500,000.00 (allowing for the add-back of non-cash stock based compensation in an aggregate amount no greater than $7,000,000.00 and the DISH Network charge of $15,864,000.00) on an annual basis, determined as of fiscal year end March 31, 2013.

(d)Pre-tax net loss not greater than $2,500,000.00 (allowing for the add-back of non-cash stock based compensation) on a year-to date basis, determined as of each fiscal quarter end, commencing June 30, 2013 and each June 30, September 30 and December 31 thereafter.”

7.    Section 4.11 is hereby deleted in its entirety, and the following substituted therefor:

"SECTION  4.11. LIQUIDITY RESERVE. Maintain reserves of Unencumbered Liquid Assets with Bank and/or an affiliate of Bank with an aggregate fair market value not at any time less than three (3) times the quarterly pre-tax net loss (allowing for the add-back of non-cash stock based compensation) on a year-to-date basis, determined as of each fiscal quarter end, commencing on June 30, 2013 and each fiscal quarter end thereafter, as determined by Bank following receipt of the financial statements required hereunder. As used herein, “Unencumbered Liquid Assets” shall mean cash, cash equivalents and/or publicly traded/quoted marketable securities acceptable to Bank in its sole discretion, free of any lien or other encumbrance other than a lien in favor of Bank (provided that any liquid assets subject to a lien in favor of Bank may only be included to the extent that such assets are not necessary, on any date of determination, to meet any minimum collateral value requirement of the obligations secured thereby). Retirement account assets held in a fiduciary capacity by Borrower shall not qualify as Unencumbered Liquid Assets."

8.    The following is hereby added to the Credit Agreement as Section 4.12:

“SECTION  4.12. ASSET COVERAGE. Maintain the value of Borrower's eligible accounts receivable and cash balances such that the aggregate of (a) seventy-five percent (75%) of the value of Borrower's eligible accounts receivable; plus (b) Borrower's cash balances, is equal to or greater than the total amount of commitment under the Line of Credit as measured and determined at each fiscal quarter end. As used herein, "eligible accounts receivable" shall consist solely of trade accounts created in the ordinary course of Borrower's business, upon which Borrower's right to receive payment is absolute and not contingent upon the fulfillment of any condition whatsoever, and in which Bank has a perfected security interest of first priority, and shall not include:

(i)    any account which represents an obligation of any state or municipal government or of the United States government or any political subdivision thereof (except accounts which represent obligations of the United States government and for which the assignment provisions of the Federal Assignment of Claims Act, as amended or recodified from time to time, have been complied with to Bank's satisfaction);

(ii)    any account which represents an obligation of an account debtor located in a foreign country other than an account debtor located in a Canadian province or territory, so long as, in Bank's determination, such Canadian jurisdiction recognizes Bank's first priority security interest in and right to collect such account as a consequence of any security agreements and UCC filings in favor of Bank;

(iii)    any account which arises from the sale or lease to or performance of services for, or represents an obligation of, an employee, affiliate, partner, member, parent or subsidiary of Borrower.”

9.    Article V is hereby deleted in its entirety, and the following substituted therefor:

" ARTICLE V
NEGATIVE COVENANTS

Borrower further covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower will not without Bank's prior written consent:

SECTION 5.1.    USE OF FUNDS. Use any of the proceeds of any credit extended hereunder except for the purposes stated in Article I hereof.

SECTION 5.2.    OTHER INDEBTEDNESS. Create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the liabilities of Borrower to Bank, and (b) any other liabilities of Borrower existing as of, and disclosed to Bank prior to, the date hereof.

SECTION 5.3.    MERGER, CONSOLIDATION, TRANSFER OF ASSETS. Merge into or consolidate with any other entity provided that Borrower may merge into or consolidate with another entity if (a) Borrower is the surviving entity, (b) no breach of this Agreement or any other Loan Documents exists after such merger or consolidation, and (c) the other entity is engaged in a line of business reasonably similar or related to Borrower's current line(s) of business; make any substantial change in the nature of Borrower's business as conducted as of the date hereof; acquire all or substantially all of the assets of any other entity unless such assets are used in a line of business reasonably similar or related to Borrower's current line(s) of business; nor sell, lease, transfer or otherwise dispose of all or a substantial or material portion of Borrower's assets except in the ordinary course of its business.

SECTION 5.4.    GUARANTIES. Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of Borrower as security for, any liabilities or obligations of any other person or entity, except any of the foregoing in favor of Bank.

SECTION 5.5.    LOANS, ADVANCES, INVESTMENTS. Make any loans or advances to or investments in any person or entity, except (a) any of the foregoing existing as of, and disclosed to Bank prior to, the date hereof, and (b) advances to employees in the ordinary course of Borrower's business in amounts not to exceed an aggregate of $25,000.00 outstanding at fiscal quarter end.

SECTION 5.6.    DIVIDENDS, DISTRIBUTIONS. Declare or pay any dividend or distribution either in cash or any other property on Borrower's stock now or hereafter outstanding, nor redeem, retire, repurchase or otherwise acquire any shares of any class of Borrower's stock now or hereafter outstanding, except dividends paid by Borrower solely in equity interest issued by Borrower.

SECTION 5.7.    PLEDGE OF ASSETS. Mortgage, pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of Borrower's assets now owned or hereafter acquired, except any of the foregoing in favor of Bank or which is existing as of, and disclosed to Bank in writing prior to, the date hereof.”

10.    Section 6.1 (d), (e) and (f) are hereby deleted in their entirety, and the following substituted therefor:

“(d)    Any default in the payment or performance of any obligation, or any defined event of default, under the terms of any contract or instrument (other than any of the Loan Documents) pursuant to which Borrower, any guarantor hereunder or any general partner or joint venturer in Borrower if a partnership or joint venture (with each such guarantor, general partner and/or joint venturer referred to herein as a "Third Party Obligor") has incurred any debt or other liability to any person or entity, including Bank; provided, however, that with respect to a default under any obligation to any person or entity other than Bank or an affiliate of Bank, the amount of such obligation exceeds $100,000.00 in the aggregate for all such defaults by Borrower and each Third Party Obligor combined.

(e)    The filing of a notice of judgment lien against Borrower or any Third Party Obligor; or the recording of any abstract of judgment against Borrower or any Third Party Obligor in any county in which Borrower or such Third Party Obligor has an interest in real property; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower or any Third Party Obligor; or the entry of a judgment against Borrower or any Third Party Obligor; provided, with respect to each of the foregoing, that the amount involved exceeds $100,000.00.

(f)    Borrower or any Third Party Obligor shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower or any Third Party Obligor shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time ("Bankruptcy Code"), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower or any Third Party Obligor and such involuntary petition or proceeding continues undismissed, not stayed or not vacated more than sixty (60) days following the date of its filing, or Borrower or any Third Party Obligor shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower or any Third Party Obligor shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower or any Third Party Obligor by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.”

11.    Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification. All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment. This Amendment and the Credit Agreement shall be read together, as one document.

12.    Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein. Borrower further certifies that as of the date of this Amendment there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.

UNDER OREGON LAW, MOST AGREEMENTS, PROMISES AND COMMITMENTS MADE BY BANK CONCERNING LOANS AND OTHER CREDIT EXTENSIONS WHICH ARE NOT FOR PERSONAL, FAMILY OR HOUSEHOLD PURPOSES OR SECURED SOLELY BY THE BORROWER'S RESIDENCE MUST BE IN WRITING, EXPRESS CONSIDERATION AND BE SIGNED BY BANK TO BE ENFORCEABLE.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

	RENTRAK CORPORATION		WELLS FARGO BANK,
NATIONAL ASSOCIATION

By:	/s/ David I Chemerow	By:	/s/ Victoria K. Dunn
	David I. Chemerow, CFO, COO, and Secretary		Victoria K. Dunn, Vice President